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                                                                    EXHIBIT 99.1

                                     CONTACT:   Jack M. Gallagher
                                                President
                                                Chief Executive Officer
                                                (716) 647-6400

                                                Catherine D'Amico
                                                Senior Vice President - Finance
                                                Chief Financial Officer
                                                (716) 647-6400

                                                Investor Relations:
FOR IMMEDIATE RELEASE                           Betsy Brod/Jonathan Schaffer
                                                Media Contact:
                                                Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

               MONRO MUFFLER BRAKE, INC. COMPLETES ACQUISITION OF
                            203 SPEEDY U.S.A. STORES

         ROCHESTER, N.Y. -- SEPTEMBER 17, 1998 -- MONRO MUFFLER BRAKE, INC. (NASDAQ:MNRO) announced today that it has completed its acquisition of 189 company-operated and 14 franchised Speedy stores, all located in the United States, from SMK Speedy International Inc. (TSE: SMK) of Toronto, Canada. Sales for the fiscal year ended January 3, 1998 for the 189 company-operated stores, some of which were opened only part of the year, were approximately $86 million. While Monro expects the acquisition to have a slightly dilutive impact on earnings in the current 1999 fiscal year, the Company anticipates that the acquired operations should begin to contribute to earnings per share during fiscal 2000, and should be increasingly accretive in subsequent years.

         Concurrent with the closing of the acquisition, Monro obtained a new $135 million secured credit facility from lenders led by The Chase Manhattan Bank. Approximately $51 million was borrowed under this facility to pay the all-cash purchase price in the acquisition, with an additional $16 million to be borrowed to provide for the closing of up to 20 underperforming or redundant Speedy stores, capital expenditures at remaining Speedy stores and transaction expenses. In addition, Monro refinanced approximately $35 million of indebtedness through the new credit facility, with the balance of the facility available for future working capital needs.

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MONRO MUFFLER BRAKE COMPLETES ACQUISITION OF 203 SPEEDY U.S.A. STORES

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         "With this acquisition, we have substantially increased our presence in
Monro's existing Northeastern markets," said Jack Gallagher, Chief Executive Officer of Monro Muffler Brake. "Specifically, the new locations offer us greater presence in urban markets and bring our total number of stores to 558.

         "As we move forward, our near-term focus will be on increasing the revenues of the Speedy stores through more focused marketing efforts, as well as cost savings from improved inventory management and lower merchandise acquisition and distribution costs. The latter will result from centralizing purchasing and distribution within Monro's current system. Once the acquired locations are integrated at the operational level, we will concentrate on diversifying their product and service offerings to mirror those at our existing Monro stores. This represents an extremely attractive opportunity for us as Monro has previously made considerable progress by recognizing industry trends and developing new products and services, such as our scheduled maintenance program, in response to changing market conditions. We also look forward to working with Monro's new employees as they realize the benefits of Monro's unique `Best Practices' approach to management and operations."

         Mr. Gallagher continued, "I am confident that the six months of planning and preparation by the Monro and Speedy employees and vendors will result in a rapid and smooth integration of the two companies. Monro is now a stronger organization with the critical mass to compete even more successfully in the national automotive service arena."

         Monro Muffler Brake operates a chain of stores providing automotive undercar repair services in the United States. The Company currently operates 558 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware and Michigan. Monro's stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems and many vehicle maintenance services.

         Certain statements made above may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties include, but are not necessarily limited to, uncertainties affecting retail generally (such as consumer confidence and demand for auto repair); risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates); dependence on, and competition within, the primary markets in which the Company's stores are located; the need for, and costs associated with, store renovations and other capital expenditures; and the risks described from time to time in the Company's SEC reports which include the report on Form 10K for the fiscal year ended March 31, 1998.

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